Exhibit 99.1
MOHAMED ALI TO LEAD EXPANDED COMMERCIAL ENGINES AND SERVICES

•Russell Stokes to retire from GE Aerospace in July 2026
•Jason Tonich named Chief Commercial Sales & Customer Officer, leading new Commercial Sales & Customer Experience organization, reporting to CEO
CINCINNATI—January 15, 2026—GE Aerospace (NYSE:GE) announced today that Mohamed Ali has been named President and CEO, Commercial Engines and Services (CES); an expanded team which now will manage the entire commercial engine lifecycle, including safety and quality, product management, engineering, supply chain, manufacturing, and aftermarket services. Russell Stokes will retire from GE Aerospace in July 2026.

H. Lawrence Culp, Jr., chairman and CEO of GE Aerospace said, “With 29 years of GE service, Russell Stokes has demonstrated exceptional leadership and operational performance across a range of leadership roles. His strong business experience, continuous improvement mindset, and passion for developing leaders has helped build this world-class business. On a personal level, Russell was one of the first leaders I worked with at the company, and I am grateful for his years of counsel as we transformed GE and his partnership in successfully launching GE Aerospace.”

Russell Stokes said, “It has been an honor working at GE and GE Aerospace over the last several decades. I have been able to experience things I never would have imagined as a kid. I have especially enjoyed partnering with Larry for the past eight years and working alongside a purpose-driven, global team at GE Aerospace. I am proud of what we have done together to build GE Aerospace into a leading franchise and deliver for our customers. I am looking forward to my own next chapter and will continue to cheer on the company and its commitment to invent the future of flight.”

Stokes will serve as Special Advisor to the Chairman & CEO over coming months to ensure a smooth transition. With Stokes’s retirement, GE Aerospace will expand the CES team—which is responsible for managing the engine lifecycle across new engine production and services—to include the T&O team—which is responsible for product safety, quality, global manufacturing, supply chain and engineering. CES will be led by Mohamed Ali.

Culp continued, “Bringing the CES and T&O teams together will build on the progress the T&O organization achieved last year by leveraging FLIGHT DECK to enable greater agility and cross-functional problem-solving for our customers. Mohamed Ali’s leadership of T&O and his deep knowledge of both our technology and our customers makes him a natural fit to lead this expanded Commercial Engines & Services team. I look forward to working with him in the coming years to continue this meaningful work for our customers and the flying public.”

Mohamed Ali said, “We stand on the shoulders of the giants who came before us, and I am confident this expanded CES team will continue to advance the company and serve the industry for the next generation. With customers at the center of everything we do, I am grateful for the opportunity to lead CES forward.”

The company also announced that Jason Tonich has been named Chief Commercial Sales & Customer Officer to lead an integrated sales and customer experience team. Tonich will report directly to Culp, aligned with GE Aerospace’s commitment to being customer driven.

Culp added, “With Jason’s leadership and deep industry expertise we will further reinforce our focus on meeting the needs of our customers. I look forward to working with Jason more closely as part of our Senior Aerospace Leadership Team.”

Jason Tonich said, “At GE Aerospace, we are proud to have decades long relationships with many customers as collectively we serve the flying public. By operating as one integrated team, our aim is to make operational improvements to drive customer solutions at pace and empower our teams to better serve our customers.”
GE Aerospace will report 4Q and FY 25 earnings on January 22.

About GE Aerospace
GE Aerospace is a global aerospace propulsion, services, and systems leader with an installed base of approximately 49,000 commercial and 29,000 military aircraft engines. With a global team of approximately 53,000 employees building on more than a century of innovation and learning, GE Aerospace is committed to inventing the future of flight, lifting people up, and bringing them home safely. Learn more about how GE Aerospace and its partners are defining flight for today, tomorrow and the future at www.geaerospace.com.

GE Aerospace Media Contact:
Megan Newhouse, 203.414.1257, megan.newhouse@geaerospace.com